BLUE SCORPION ENERGY INC.
(formerly 1048136 Alberta Ltd.)
c/o 2760 - 200 Granville Square
200 Granville Street
Vancouver, British Columbia
Canada V6C 2W2

October 17, 2005

Cascade Energy, Inc.
5151 E. Broadway, Suite 1600
Tucson, AZ 85711

Attention: Mr. Chris Foster, CFO

Dear Sir:

Re: Farmout Agreement – Acadia Prospect, Province of Alberta

     We refer to the agreement dated June 30, 2005 (the “June 30th Agreement”) between 1048136 Alberta Ltd. (“1048136”) and Cascade Energy, Inc. (“Cascade”). It is agreed that the June 30th Agreement did not adequately set forth the contractual intentions of the parties since the June 30th Agreement contemplated that Cascade would be entitled to a 21% working interest in only Section 16 of the Farmout Lands by paying 1048136’s future share of costs attributable to Section 16. The parties acknowledge and agree that the mutual intention was that Cascade would earn a 21% working interest Section 16 of the Farmout Lands, as well as a 49% working interest in the three other pre-selected sections of the Farmout Lands earned by 1048136 as a result of 1048136 completing one well on Section 16. It should be noted that the defined terms used in the June 30th Agreement have the same meanings when used herein.

     It is agreed that, for good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the June 30th Agreement is hereby amended by striking the following paragraph:

     “Cascade shall assume all payment obligations of 1048136 or reverting to 1048136 with respect to the ongoing development of 1048136’s interest in Section 16 of the Farmin Lands and shall be entitled to 21% of all benefits thereby accruing from Section 16, subject to royalties reserved by the Acadia Farmout and Option Agreement and the Vega Participation Agreement. In the event of a failure by Cascade to fund the required portion of a given development program, Casacade shall suffer dilution in proportion to the amount that went unfunded by Cascade. In this regard, 1048136’s determination shall be final and binding on Cascade.”

and substituting the following paragraph therefor:

2

     “Cascade shall assume all payment obligations of 1048136 or reverting to 1048136 with respect to the ongoing development of 1048136’s interest in Section 16 of the Farmin Lands and shall be entitled to 21% of all benefits thereby accruing from Section 16, subject to royalties reserved by the Acadia Farmout and Option Agreement, and the Vega Participation Agreement. In addition, Cascade shall earn 49% of 1048136’s interest in the three other sections of the Farmout Lands which have been earned by 1048136 in accordance with the provisions of the Acadia Farmout and Option Agreement (as assumed by 1048136 through the Vega Participation Agreement), subject to royalties reserved by the Acadia Farmout and Option Agreement, and the Vega Participation Agreement. In the event of a failure by Cascade to fund the required portion of a given development program, Casacade shall suffer dilution in proportion to the amount that went unfunded by Cascade. In this regard, 1048136’s determination shall be final and binding on Cascade.”

     In all other respects the June 30th Agreement remains unaltered and in full force and effect.

This Agreement may be executed in counterparts and by facsimile.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BLUE SCORPION ENERGY INC.	CASCADE ENERGY, INC.

per: /s/ Sak Narwal	per: /s/ Scott Marshall
Authorized Signatory	Authorized Signatory